EXHIBIT 99.1

COMPANY CONTACTS:	INVESTOR CONTACTS:	MEDIA CONTACTS:
InSite Vision Incorporated	Lippert/Heilshorn & Associates, Inc.	Lippert/Heilshorn & Associates, Inc
S. Kumar Chandrasekaran, CEO	Bruce Voss (bvoss@lhai.com)	Chenoa Taitt (ctaitt@lhai.com)
Sandra Heine, Director of Finance	Jody Cain (jcain@lhai.com)	Michael Hopkins (mhopkins@lhai.com)
(510) 865-8800	(310) 691-7100	(212) 838-3777
www.insitevision.com	www.lhai.com	www.lhai.com

For Immediate Release

INSITE VISION COMPLETES $16.5 MILLION PRIVATE PLACEMENT

ALAMEDA, Calif. (June 15, 2004) – InSite Vision Incorporated (AMEX: ISV), an ophthalmic therapeutics, diagnostics and drug-delivery company, today announced that it has completed a $16.5 million private placement with the receipt of net proceeds from the $14.6 million final tranche. Stockholder approval for the financing, a pre-condition to its completion, was announced at the InSite Vision 2004 Annual Meeting of Stockholders held June 1, 2004 and in a press release issued the same day. Paramount BioCapital, Inc. served as InSite Vision’s sole placement agent for this financing.

“We again thank our stockholders for their continued support and welcome our new investors,” said S. Kumar Chandrasekaran, Ph.D., InSite Vision’s president and chief executive officer. “With the financing completed, we are finalizing preparations to enter Phase 3 trials with our lead product candidate, AzaSite™. We are clearly focused on development of this ocular antibacterial drug, which we believe has significant advantages compared with what is currently on the market.”

InSite Vision obtained the first tranche of the private placement on March 26, 2004. Final closing of the financing and receipt of the remaining $14.5 million was subject to stockholder approval of the sale and issuance of shares of InSite Vision common stock and warrants, and approval to increase the authorized number of shares for issuance by an additional 60 million shares, resulting in an aggregate of 120 million shares of authorized common stock. All measures regarding this private placement and other proposed items in the Company’s Proxy Statements were approved at the Company’s 2004 Annual Meeting of Stockholders.

InSite Vision is an ophthalmic products company focused on ocular infections, glaucoma and retinal diseases. The Company’s lead product is AzaSite, which targets infections of the eye. In the area of glaucoma, the Company conducts genomic research using TIGR and other genes. A portion of this research has been incorporated into the Company’s OcuGene® glaucoma genetic test for disease management, as well as ISV-205, its novel glaucoma therapeutic. ISV-205 uses InSite Vision’s proprietary DuraSite® drug-delivery technology, which also is incorporated into the ocular infection product AzaSite, and InSite Vision’s retinal disease program. Additional information can be found at www.insitevision.com.

This press release may contain, among other things, certain statements of a forward-looking nature relating to future events or the future business performance or future financing of InSite Vision such as the timing of initiation and completion of future clinical trials, and the success thereof and the filing and possible approval of an NDA for AzaSite. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to commence and complete future clinical trials for AzaSite and file an NDA for this product candidate, the results of its clinical trials, particularly for AzaSite, the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products, OcuGene glaucoma genetic test, AzaSite and ISV-205; InSite Vision’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; its ability to adequately protect its intellectual property; and determinations by the FDA, including those with respect to OcuGene, AzaSite and ISV-205. Reference is made to the discussion of risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the 2003 fiscal year and Form 10-Q for the quarter ended March 31, 2004. Any projections in this release are based on limited information currently available to InSite Vision, which is subject to change. Although any such projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of this release. Actual events or results could differ materially and no reader of this release should assume later that the information provided today is still valid.

Note to Editors: OcuGene is written with a “small cap” G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite and OcuGene are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

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